Exhibit 10.31
Agreement No: 200709
GRID CONNECTION ECONOMIC AGREEMENT
PARTY A (PURCHASER): LISHUI ELECTRIC POWER BUREAU

PARTY B (SELLER):	QINGTIAN WULITING HYDROELECTRIC DEVELOPMENT CO., LTD.

Name of Power Purchaser: Lishui Electric Power Bureau
Contact Person: Wu Jianping
Telephone Number: 2100401     Fax:                         Zip Code: 323000
Mail Address: No.699, Zhongdong Road, Lishui City
Bank of Deposit: Lishui City Chuzhou Sub-branch, Industrial and Commercial Bank of China
Bank Account: 1210200009021000949
Tax Registration Number: 331100848862337
Business License Number: 3325001001125 (1/1)
Name of Power Seller: Qingtian Wuliting Hydroelectric Development Co., Ltd.
Contact Person: Jin Lehua

E-mail:	Telephone Number: 13957083878

Fax:	Zip Code: 323000

Mail Address: No.157-1 Liqing Road, Lishui City
Name of Bank Account: Qingtian Wuliting Hydroelectric Development Co., Ltd.
Bank of Deposit: Lishui City Branch, Agricultural Bank of China
Bank Account: 850101040007707
Tax Registration Number: Zhe Shui Lian Zi 331121734505956
Business License Number: 331121000002434

For the purpose of coordinating the relationship between the Power Seller and the Power Purchaser, specifying the rights and obligations of both Parties, establishing the normal relationship among power generation, power purchase and power supply, and smoothly carrying out sale and purchase of power, in accordance with the Contract Law of the People’s Republic of China, the Electric Power Law of the People’s Republic of China, the Interim Measures on the Mediation of Power Disputes, the Regulation on the Supply and Use of Power, the Administration Regulation on Grid Dispatching, and other relevant laws and regulations, on the principle of equality and willingness, the Power Seller and the Power Purchaser, after consultations, have entered into the following agreement to be jointly observed and strictly implemented(“this Agreement”):
1. Definition and Interpretation
1.1	Unless the context otherwise requires, the terminologies of this Agreement shall be defined as follows:

1.1.1	“Power Plant” refers to the power generation facilities with the total installed capacity of 42,000 kw (14,000 kw per unit, the total number of generators is three, specifically, No.1, 2 and 3) owned, constructed, operated and managed by the Power Seller and all auxiliary facilities stretching to the Division Point of Property, which are located within Qingtian County.

1.1.2	“Annual Actual On-grid Electricity Output” refers to the electricity output transmitted to the Power Purchaser at the Metering Point each year. The metering unit for electricity output is kwh.

1.1.3	“Power Purchaser’s Cause” refers to the requirements raised by or liabilities assumed by the Power Purchaser, including the liabilities assumed by the Power Purchaser due to the failure to implement relevant State provisions and standards, etc., which results in the enlargement of the scope of accidents.

1.1.4	“Power Seller’s Cause” refers to the requirements raised by or liabilities assumed by the Power Seller, including the liabilities assumed by the Power Seller due to the failure to implement relevant State provisions and standards, etc., which results in the enlargement of the scope of accidents.

1.1.5	“Metering Point” refers to the points on which the electric energy metering devices are installed as indicated on Appendix II hereto. Metering points are generally located at the division point of property of both Parties. In the event that the electric energy metering devices cannot be installed at the division point of property of both Parties, then the installation point shall be determined by both Parties through consultation.

1.1.6	“Grid Connection” refers to the transmission of the power generated by the Power Seller to the Power Purchaser’s grid.

1.1.7	“Method of Grid Connection” refers to the method for the connection between the Power Plant of the Power Seller and the grid of the Power Purchaser.

1.1.8	“Division Point of Property” refers to the division point of the assets of the Power Seller and the assets of the Power Purchaser.

1.1.9	“Regulations” refers to all laws, administrative regulations, rules, provisions, policies, decrees, orders, instructions, notices, requirements, interpretations, etc. promulgated by the State, government and government departments.

1.1.10	“On-grid Output” refers to the electricity output transmitted to the Power Purchaser’s grid by the Power Plant of the Power Seller.

1.1.11	“Grid Supply Output” refers to the electricity output transmitted to the Power Plant of the Power Seller from the grid of the Power Purchaser.

1.1.12	“CT” refers to current transformer.

1.1.13	“PT” refers to potential transformer.

1.1.14	“Power Factor” refers to the factor of power.

“Average Monthly Power Factor” refers to the monthly average of the factor of power, which may be calculated in accordance with the following formula:

1.1.15	“On-grid Tariff” refers to the tariff executed for the purchase of power by the Power Purchaser from the Power Seller.

1.1.16	“Grid Supply Tariff” refers to the tariff executed for the purchase of power by the Power Seller from the Power Purchaser.

1.1.17	“On-grid Electricity Fees” refers to the fees paid to the Power Seller for the purchase of On-grid Output by the Power Purchaser.

1.1.18	“Grid Supply Electricity Fees” refers to the fees paid to the Power Purchaser for the purchase of Grid Supply Output by the Power Seller.

1.1.19	“Peak Period” refers to 8:00 to 22:00

“Valley Period” refers to 22:00 to 8:00 of the next day

1.1.20	“Force Majeure” refers to the objective events which cannot be predicted, avoided or overcome, including eruption of volcano, tornado, tsunami, snowstorm, mudslide, landslide, flood, fire, failure of water to reach the designed standard, earthquake, typhoon, thunder and lightening, and fog flash beyond the designed standard, nuclear radiation, war, plague, turbulence etc.
1.2	Interpretation

1.2.1	This Agreement shall be binding on the legal successor or assignee of any Party, unless otherwise agreed by the Parties. When the circumstance provided in this paragraph occurs, relevant obligors shall perform necessary notification obligation and perfect legal procedures in accordance with law.

1.2.2	Unless the context otherwise requires, the day, month and year referred to in this Agreement shall refer to the day, month and year of the Gregorian calendar.

1.2.3	The word “include” in this Agreement refers to including, without limitation.
2. Obligations of both Parties
2.1	The obligations of the Power Purchaser shall include the following:

2.1.1	To purchase the electricity generated by the Power Plant owned by the Power Seller in accordance with the plan of generation output made by relevant governmental authority.

2.1.2	To comply with the Grid Connection and Dispatching Agreement entered into by and between both Parties, operate and maintain relevant transmission and transformation facilities in accordance with the standards of the State and power industry, and maintain the safety, high grade and economic operation of power system.

2.1.3	To implement power dispatching and information disclosure publicly,

impartially and fairly in accordance with relevant State provisions and to furnish relevant information concerning electricity utilization load, reserve capacity, operational status of transmission and transformation facilities, etc. so as to perform this Agreement.

2.1.4	To provide the Power Seller with the power needed for the re-start of generator units of the Power Plant in accordance with relevant State provisions or agreements of both Parties.

2.1.5	To strictly execute the Administration Regulation on Grid Dispatching, the Rules on the Power System Dispatching of Zhejiang Province, and administration systems of power production and operation.

2.1.6	To comply with the unified administration of power grid and to execute the Notice concerning Administration Regulations on the Operation of the Connection of Power Plants of Zhejiang Province, Local Grids and Zhejiang Grid (Trial).

2.2	The obligations of the Power Seller shall include the following:

2.2.1	To sell the electricity which is in compliance with the standards of the State and power industry to the Power Purchaser in accordance with this Agreement.

2.2.2	To observe the Grid Connection and Dispatching Agreement entered into by and between both Parties, to follow the uniform power dispatching, and to strictly execute the Administration Regulation on Grid Dispatching, the Rules on the Power System Dispatching of Zhejiang Province, and administration systems of power production and operation; to operate and maintain the Power Plant in accordance with the standards of the State and power industry and dispatching rules so as to ensure the operational capacity of generator units to reach the requirements of technical standards and rules issued by relevant government departments of the State, and maintain the safety, high grade and economic operation of power system.

2.2.3	To provide the Power Purchaser with production report forms, reliability index of generator units of the Power Plant and the operational status of the facilities every month.

2.2.4	To disburse reasonable cost incurred by the Power Purchaser for the provision of auxiliary service with consideration as required in accordance with relevant State provisions.

2.2.5	Not to carry out power supply business directly with the customers.

2.2.6	To install electric power load control device and information collection device of the Power Plant in accordance with the State provisions, to be responsible for the protection and monitoring of the normal operation of the devices mentioned above; and in case of abnormity, to notify the Power Purchaser in a timely fashion. In the event that the aforesaid devices are damaged due to the Power Seller’s Cause, the Power Seller shall be liable for compensation. The Power Purchaser shall be responsible for the maintenance and management of the electric energy metering device, electric power load control device and information collection device of the Power Plant which have been installed.

2.2.7	To strictly execute the active curve, voltage curve and power factor curve ordered by the Power Purchaser for grid connection.

2.2.8	To formulate the on-site operational manuals and security measures for the safe operation of the Power Plant which shall be filed with the Power Purchaser for record and which shall not be in conflict with the aforesaid provisions and the terms of this Agreement.
3.   Method and Capacity of Grid Connection
3.1	Method of Grid Connection: the grid connection voltage level of the Power Seller is 110 kv. The power generated by Party B can be connected to 220kv Fengshu Substation by means of 110kv Wufeng Line 1217.

3.2	Capacity of Grid Connection: 42,000kw, including three generator units with a unit capacity of 14,000kw.
4.   Division of Property and Maintenance & Management
4.1	The Division Point of Property shall be set at the connection point of the down lead of No.1 standard bar at the side of 110kv Wufeng Line 1217 outside of wall of, 220kv Fengshu Substation.

4.2	Scope for the liability of maintenance and management of the facilities: Party A shall be responsible for the section beside the substation where the Division Point of Property is located and Party B shall be responsible for the rest.
5.   Metering of Electric Power

5.1	The Metering Point of On-grid Output and Grid Supply Output of the Power Plant shall be set at the following point: the interval of 110kv Wufeng Line 1217of 220kv Fengshu Substation, the no-load voltage ratio of CT shall be 600/5=120, the comprehensive no-load voltage ratio=120×1,100=132,000.

5.2	The electric energy metering devices shall include kilowatt-hour meter, potential voltage transformer for metering, current transformer, secondary circuit and electric energy metering tank/case, etc. The metering checking department of the Power Purchaser (the metering institute authorized by the State) shall be responsible for the checking, installation, replacement and sealing of the electric energy metering devices and both Parties may supervise it on the spot. The Power Seller may, when necessary, install self-equipped electric energy metering devices on the non-metering points so as to verify the accuracy of the metering devices of the Power Purchaser, (provided that the quality of such devices shall be subject to the examination of the legal or authorized metering checking institute of the State). In case of any default to the metering devices of the Power Purchaser, the data on the metering devices of the Power Seller may be used for reference.

5.3	The Power Purchaser shall enseal the kilowatt-hour meter, the front and back door of the electric energy metering screen (tank/case) (including marshal panel and rosette of CT circuit terminal), PT terminal tank (including PT metering circuit fuse) and the knife of differential pressure transmitter, all of which shall not be unsealed by the Power Seller without permission except under emergency circumstances. In the event that the Power Seller must unseal such devices mentioned above under emergency circumstances, it shall report to the Power Purchaser within twelve (12) hours after unsealing and provide the Power Purchaser with relevant evidential documents or records regarding the occurrence of the emergency.

5.4	Treatment of metering abnormality. In the event that any Party finds any abnormality or default to the electric energy metering devices which affects the metering of electric energy, such Party shall notify the other Party and the metering examination institute recognized by both Parities immediately so as to jointly find out the problems and to restore the normal metering as soon as possible.

Under normal circumstances, the settlement electricity output shall be determined based on the data indicated on the main meter of trade settlement metering point. In the event that the main meter appears abnormal, then the data indicated on the sub-meter shall prevail. In the event that both the main meter and sub-meter of trade settlement metering point appear abnormal, the data indicated on the main meter of the counterparty shall prevail. In case that the main meter of the counterparty appears abnormal, then the data indicated on the sub-meter of the counterparty shall prevail. As for other abnormal circumstances, on the basis of full consultations between both Parties, the electricity output within the abnormal period shall be determined in accordance with the information provided by the no-voltage records and no-voltage time metering devices, etc.
6. Purchase and Sale of Electricity Output
6.1	Purchase and sale of On-grid Output

6.2	The Power Purchaser shall approve the On-grid Output plan of the Power Seller within different period of time each month in accordance with the requirements of safe operation of the grid. The Power Seller shall strictly generate power in accordance with the On-grid Output plan index approved by the Power Purchaser.

6.3	On-site excerption of date of the settlement electricity output. Prior to the startup operation of distant terminal of electric energy output of the Power Purchaser, the recorded data shall be the data at 24:00 indicated in the clause (3) by using the frozen function of the kilowatt-hour meter and shall be written down on the spot the next day as agreed by the staff of both Parties.

6.4	In the event that the On-grid Output exceeds the index of the monthly plan arranged by the Power Purchaser due to the Power Seller’s Cause, the Power Purchaser will not purchase the portion of the On-grid Output exceeding 3‰ of the planned index; in the event that the On-grid Output exceeds the index of the monthly plan arranged by the Power Purchaser due to the Power Purchaser’s Cause, the Power Purchaser shall purchase the exceeding portion. However, the total On-grid Output of the year of the Power Seller shall not exceed the planned index arranged by the Power Purchaser.

6.5	In the event that the On-grid Output is below the index of the monthly plan due to the Power Purchaser’s Cause, as for the difference between the On-grid Output and the index of the monthly plan, the Power Purchaser agrees to transfer such difference for the usage of next month. In the event that the On-grid Output is below the index of the monthly plan arranged by the Power Purchaser due to the Power Seller’s Cause, such difference of current month shall be cancelled.

6.6	The Power Seller shall generate power in strict compliance with the active curve, and power factor curve of daily power generation instructed by the Power Purchaser and transmit the qualified on-grid electric power to the Power Purchaser. The permitted deviation of power generation active curve is ±3% and the Power Purchaser will not pay fees for the portion above 3% of the power generation active curve, and deduct the deficiency electricity portion below 3% of the power generation active curve correspondingly from the index of current month electricity.

The permitted deviation of power factor curve is ±0.01 and the active electricity output generated during the period over the permitted deviation shall be calculated on 0.8 times.

In the event that the operation of the Power Seller is over the ±3% of active curve and ±0.01 of power factor curve in accordance with the requirements of the Power Purchaser, then the On-grid Output shall be settled in accordance with the actual output.

6.7	The Power Purchaser will purchase the electricity from the Power Seller on the principle of competitive bidding for grid connection when the timing is ripe.
7.   Tariff, Electricity Fees and Settlement
7.1	Both the Power Purchaser and the Power Seller shall strictly execute the tariff approved by the price regulatory authority.

7.2	The peak On-grid Tariff for the power transmitted from the Power Seller to the Power Purchaser shall be RMB0.535/kwh and the valley On-grid Tariff shall be RMB0.268/kwh. The power transmitted from Power Purchaser to the Power Seller shall execute the uniform non-industrial tariff of Zhejiang Province.

7.3	In the event that the tariff is adjusted during the valid period of this Agreement, then the adjusted tariff shall apply.

7.4	The aforesaid tariff shall include taxes.

7.5	The Power Purchaser shall issue the clearance list of the previous month prior to the 10th of each month and the Power Seller shall issue invoice to the Power Purchaser at the same time and settle the electricity fees with the Power Purchaser on the third month. The payment shall be delayed accordingly upon statutory holiday and vacation.

7.6	As for the Grid Supply Electricity Fees transmitted from the Power Purchaser to the Power Seller, the Power Purchaser shall issue electricity fee invoice to the Power Seller prior to the 10th of the next month and the Power Seller shall pay off such fees prior to the 10th of each month. The payment shall be delayed accordingly upon statutory holiday and vacation.

7.7	The Grid Supply Electricity Fees transmitted from the Power Purchaser to the

Power Seller shall be calculated in accordance with the following formula:

The Grid Supply Electricity Fees=Grid Supply Electric Energy Fee (1±Adjusted Value of Power Factor)

Among which, Grid Supply Electric Energy Fee=Grid Supply Output×Grid Supply Tariff

Grid Supply Output=( End Degree of the Grid Supply of this month indicated in the interval of 110 kv Wufeng Line 1217 of 220 kv Fengshu Substation — Start Degree of the Grid Supply of this month indicated in the interval of 110 kv Wufeng Line 1217 of 220 kv Fengshu Substation )×132,000

7.8	The On-grid Electricity Fees shall be calculated in accordance with the following formula when all indexes are in compliance:

On-grid Electricity Fees=On-grid Peak Output×Peak Tariff + On-grid Valley Output × Valley Tariff

Among which, On-grid Peak Output=( End Degree for the On-grid Peak this month indicated in the interval of 110 kv Wufeng Line 1217 of 220 kv Fengshu Substation - Start Degree for the On-grid Peak this month indicated in the interval of 110 kv Wufeng Line 1217 of 220 kv Fengshu Substation )×132,000;

On-grid Valley Output=( End Degree for the On-grid Valley this month indicated in the interval of 110 kv Wufeng Line 1217 of 220 kv Fengshu Substation — Start Degree for the On-grid Valley this month indicated in the interval of 110 kv Wufeng Line 1217 of 220 kv Fengshu Substation )×132,000

7.9	In the event that both Parties cannot reach agreement on the metering of electric energy or electricity fees, both Parties shall firstly pay off electricity fees on the basis of settlement list (invoice), thereafter, both Parties shall negotiate on the refund or further payment of electricity fees in accordance with the provisions of Regulations regarding electric power and metering.

Both Parties agree to keep original materials and records respectively for the examination of statements and records or double-check of the accuracy of the calculation within the reasonable scope in accordance with this Agreement.
8. Force Majeure
8.1	Both Parties affected by the Force Majeure shall take reasonable measures so as to mitigate the losses incurred by one Party or both Parties due to the Force

Majeure. Both Parties shall consult, formulate and carry out the remedies and reasonable replacement measures in a timely fashion so as to mitigate or eliminate the impact caused by the Force Majeure.

In the event that the Party affected by the Force Majeure fails to make efforts to take reasonable measures to mitigate the impact caused by the Force Majeure, then such Party shall be liable for the expanded losses caused by such failure.

8.2	In the event that the Force Majeure impedes any Party to fulfill its obligations over thirty (30) days, both Parties shall negotiate and determine whether to continue to perform this Agreement or to terminate this Agreement. In the event that both Parties fail to reach agreement on the conditions for the continued performance of this Agreement or the termination of this Agreement sixty (60) days after the occurrence of the Force Majeure, then any Party shall have the right to notify the other Party to rescind this Agreement, unless otherwise provided herein.

8.3	In the event that the Power Seller or Power Purchaser is unable to fulfill its obligations of the sale or purchase of power under this Agreement due to governmental acts, change of law, or substantial change of power market, then both Parties shall, on the principle of fairness and reasonableness, consult with each other to resolve it as soon as possible, or make proper amendments to this Agreement if necessary.

8.4	In the event that the occurrence of the Force Majeure impedes any Party to fulfill its obligations under this Agreement, then such Party may suspend its performance under the following circumstances:
8.4.1	the scale and time of the suspension of performance does not exceed the scale and time affected by the Force Majeure.

8.4.2	the Party affected by the Force Majeure continues to perform its other obligations which are not affected by the Force Majeure.
8.5	In the event that any Party is unable to fulfill its obligations under this Agreement due to the Force Majeure, such Party shall immediately notify the other Party. The aforesaid notice shall describe the nature of the Force Majeure event, the estimated enduring period, and the actions already taken by the affecting Party for the mitigation of impact.
9. Liability for Breach of Contract and Compensation
9.1	In case of breach of contract, the breaching Party shall assume liabilities in accordance with relevant provisions of the Contract Law of the PRC, the Electric Power Law of the PRC, the Regulation on the Supply and Use of Power, the Administration Regulation on Grid Dispatching, the Rules on the Operation of Power Supply, and other relevant laws and regulations concerning electric power. The breaching Party shall also be liable for the losses incurred by the other Party.

9.2	With respect to the dispatching contact, both Parties shall enter into a separate dispatching agreement. In case that the Power Seller does not follow the dispatching instruction by the Power Purchaser, the Power Purchaser shall have the right to restrict the on-grid load of the Power Seller, or even to pull brake for disconnection. All consequences thereof shall be assumed by the Power Seller itself.

9.3	In the event that the Power Seller violates Article 5.3 of this Agreement and unseals the seal privately, unseals privately the electric power load control device and power plant information collection device, disconnecting the work power, or take other actions which make the devices function abnormally, in accordance with Article 100 of the Rules on the Operation of Power Supply, the Power Seller shall pay RMB5,000 each time to the Power Purchaser as electricity fees for defaulting usage.

9.4	In the event that the Power Seller supplies or resupplies in private the power to the power equipments which have nothing do with the power use of the Power Plant, or introduce other power source in private, then the Power Seller shall be ordered to remove the connection line, deliver written statement, and pay RMB500 per kilowatt (kilovar) to the Power Purchaser as electricity fees for defaulting usage in accordance with the capacity supplied, resupplied or introduced.

9.5	The Power Seller shall assume full liability if any accident occurs to the system of the Power Purchaser due to the Power Seller’s Cause.

9.6	If any Party incurs any loss due to any of the following events, the other Party shall not assume any liability:
(1)	Force Majeure;

(2)	Any Party’s own fault;

(3)	Any third party’s fault.
10. Dispute Resolution

In case of any dispute arising out of the performance of this Agreement, both Parties shall resolve it through consultation in accordance with the principles of this Agreement. In the event that such dispute cannot be resolved through consultation, then both Parties may jointly apply to the electric regulatory agency for mediation. In case that such dispute cannot be resolved by mediation, then any Party may bring lawsuit to the people’s court of the signing place of this Agreement.
11.    Miscellaneous
11.1	This Agreement shall come into effect after having been signed and sealed by both Parties. In the event that any Party proposes to amend this Agreement after the effectiveness of this Agreement, such amendment shall be done in written form and subject to the agreement reached by both Parties through consultation. In case of changes of national policies, both Parties shall amend or supplement this Agreement in accordance with the adjusted policies. The amended or supplementary agreement shall have the same legal effect as this Agreement.

11.2	Any Party shall not transfer its rights or obligations under this Agreement without the prior written consent of the other Party.

11.3	In the event that any Party fails to perform its obligations within the agreed time limit, then the other Party shall have the right to notify such Party in writing to rescind this Agreement.

11.4	The valid term of this Agreement shall be three (3) years, commencing from November 17, 2007 to November 16, 2010. In the event that both Parties do not propose to amend or require to rescind this Agreement prior to the expiration date of this Agreement, then the valid term of this Agreement shall be extended for another two (2) years. Thereafter, it may be deduced by analogy.

11.5	This Agreement shall be signed in two (2) originals and each Party shall hold one (1). This Agreement shall also be signed in four (4) duplicates and each Party shall hold two (2). The duplicates shall have the same legal effect as the originals.

The Power Purchaser: Lishui Electric Power Bureau
(seal)
Address: No.699, Zhongdong Road, Lishui City
Legal Representative: Du Xiaoping
(Authorized Representative)
The Power Seller: Qingtian Wuliting Hydroelectric Development Co., Ltd.
(seal)
Address: Lingxia Village, Zhenbu Township, Qingtian County
Legal Representative: Lu Chunliang
(Authorized Representative)
November 2007